EXHIBIT 4.12

AMENDMENT AND EARLY CONVERSION OF
SECURED CONVERTIBLE PROMISSORY NOTE

This AMENDMENT AND EARLY CONVERSION OF SECURED CONVERTIBLE PROMISSORY NOTE (this “Agreement”), dated as of September 5, 2008, is executed by and between Patient Safety Technologies, Inc., a Delaware corporation (the “Borrower”), and Ault Glazer Capital Partners, LLC, a Delaware limited liability company (the “Lender”), and amends that certain Secured Convertible Promissory Note in favor of the Lender, dated August 10, 2007, in the original principal amount of $2,530,558.40 (the “Note”).

W I T N E S S E T H:

WHEREAS, the parties desire that the Note be amended to provide for conversion, prior to the Maturity Date, of the outstanding principal balance of the Note into 1,300,000 shares of common stock of Borrower;
WHEREAS, the parties desire that such conversion shall be effected following the satisfaction of certain conditions agreed to by the parties; and
WHEREAS, the parties desire to enter into other agreements relating to the shares of Borrower to be received upon such conversion.
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:
DEFINITIONS.

Capitalized terms used and not otherwise defined herein shall have their respective meanings as defined in the Note.

AMENDMENT OF NOTE.

The parties hereby amend the Note, effective immediately, by adding a new Section 7(a)(iii) of the Note to read in its entirety as follows:
“(iii)           Upon the completion by Borrower of principal prepayments of $100,000 on August 8, 2008, $100,000 on August 25, 2008 and $250,000 on September 5, 2008, the remaining outstanding principal balance of $2,080,558.40 may be converted in its entirety into 1,300,000 shares of Common Stock (the “Early Conversion Shares”) upon satisfaction of any additional conditions to such conversion that may be agreed to by the parties (the “Early Conversion”).  Upon such Early Conversion and payment in full of any accrued and unpaid interest to Noteholder (either in cash or in Interest Shares pursuant to Section 7(b) below), (A) the Noteholder shall promptly file a UCC-3 Termination Statement and fully and unconditionally release its security interest created by the Security Agreement, and (B) the Guaranty of Payment executed by Surgicount Medical, Inc. in favor of the Noteholder shall terminate and be of no further force or effect.”

EARLY CONVERSION OF NOTE.

Upon satisfaction of all of the conditions set forth in Section 3.2, the parties shall effect an Early Conversion of the outstanding principal balance of the Note, which shall be converted in its entirety into the Early Conversion Shares (1,300,000 shares of Common Stock) at the Closing.

The completion of the Early Conversion and issuance of the Early Conversion Shares to the Lender (the “Closing”) shall occur upon the satisfaction of each of the following conditions:

Lender shall execute such instruments and agreements as are reasonably acceptable to Borrower and its counsel under which all of the leases identified on Schedule A attached hereto shall be assigned to Lender (or another company designated by Lender) and Borrower shall have no further financial responsibility under any of such leases.

Lender shall cause the security deposit of approximately $91,524.09 currently being held in the name of Borrower at First Tennessee Bank as security for the building lease in the name of Ault Glazer Bodnar& Co. Inc. at 100 Wilshire Boulevard, Los Angeles, CA to be returned or released to Borrower in full, along with any accrued interest which may be payable thereon under the terms of such lease.

Borrower shall have received in writing all waivers or consents from its other security holders or debt holders which may be necessary or required for Borrower to complete the Early Conversion under other instruments or agreements to which it is a party.

Following the Closing, the Lender may only sell or transfer the Early Conversion Shares (other than sales or transfers to affiliates of Lender who agree in writing to be bound by the provisions of this Section 3.3) according to the following schedule:

Up to 400,000 shares may be sold or transferred within the first 90 days after Closing; and

Up to 125,000 shares may be sold or transferred during each calendar month beginning 90 days after Closing.

None of Lender or its affiliates shall issue or make (or cause to be issued or made) any press release or other public statement or announcement of any kind which states or implies that Borrower or any of its subsidiaries or any of their respective officers, directors or employees have any relationship, involvement or affiliation with Adult Entertainment Capital, Inc. or any other company or business involved in the adult entertainment or similar business.

Representations, Warranties and Covenants.

The Borrower represents, warrants and covenants with and to the Lender as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof:

This Agreement has been duly authorized, executed and delivered by all necessary action of the Borrower and is in full force and effect, and the agreements and obligations of the Borrower contained herein constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms.

After giving effect to the provisions of this Agreement, no Default or Event of Default exists or has occurred and is continuing.

The Lender represents, warrants and covenants with and to the Borrower as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof:

This Agreement has been duly authorized, executed and delivered by all necessary action of the Lender and is in full force and effect, and the agreements and obligations of the Lender contained herein constitute legal, valid and binding obligations of the Lender enforceable against the Lender in accordance with their terms.

Lender waives any Default or Event of Default which may have occurred prior to the date hereof under the Note, along with accrual of interest at the default interest rate which may have occurred due to any Default or Event of Default prior to the date hereof.

Effect of this Agreement.  Except as modified pursuant hereto, no other changes or modifications to the Note are intended or implied.  To the extent of any conflict between the terms of this Agreement and the Note, the terms of this Agreement shall control. The Note, as amended hereby, and this Agreement shall be read and be construed as one agreement.  The waivers, consents and modifications herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based.

Further Assurances.  The parties hereto shall execute and deliver such additional documents and take such additional actions as may be necessary or desirable to effectuate the provisions and purposes of this Agreement.

GOVERNING LAW.  THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND ANY DISPUTE ARISING OUT OF THE RELATIONSHIP BETWEEN THE PARTIES HERETO, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW).

Binding Effect.  This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

Counterparts.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

BORROWER: PATIENT SAFETY TECHNOLOGIES, INC., a Delaware corporation

By: /s/ William Adams
Name: William Adams Title: Chief Executive Officer

LENDER: AULT GLAZER CAPITAL PARTNERS, LLC, a Delaware limited liability company

By: /s/ Milton C. Ault III
Name: Milton C. Ault III Title: Managing Member

Schedule A

LEASES TO BE ASSIGNED TO LENDER

1.      Dell Financial Services Leases

2.      Cit Technologies Financial Services (Ricoh copier) – Lease

3.      Paetec (Telephone equipment lease)

4.      Internap (Telephone & Internet Connectivity agreement)

5.      Pitney Bowes equipment lease